Exhibit 10.40

CO-PRODUCTION
ANDSCREENPLAY PURCHASE AGREEMENT

BETWEEN	Global Entertainment Holdings, Inc., a Nevada corporation, represented herein by Gary Rasmussen, its Chief Executive Officer (hereinafter referred to as “Global”

AND
John Huckert, an individual, John Matkowsky, an individual and Noel Palomaria, an individual, collectively doing business as MPH Productions, represented herein by John Huckert (hereinafter, Huckert, Matkowsky and Palomaria are collectively referred to as “MPH”).

THE PARTIES HERETO AGREE AS FOLLOWS:

1.  The purpose of this Agreement shall be the co-production of a feature-length, motion picture of the original screenplay titled “SEEING THINGS” (herein referred to as the “Screenplay”), along with any behind the scenes footage and/or documentary "making of" the Screenplay, and the purchase of the Screenplay by Global. The resulting co-production will be hereinafter referred to as the “Picture” and shall be produced by Global in cooperation with MPH (hereinafter, Global and MPH are collectively referred to as the “Contracting Parties”).

2.  Net Profits shall be defined as all sums, if any, that Contracting Parties receive and are entitled to retain with respect to the Picture, after deduction of distribution and deferred expenses.

3. Global will use its best efforts to obtain financing for the Screenplay and subsequent production of the Picture and shall exercise sole and exclusive control over the terms of the financing and the disbursement of monies for production, marketing and distribution expenses.

4.  The Contracting Parties shall arrange for the facilities, equipment and personnel needed for the production of the Picture, in strict adherence with the financial amounts detailed in the budget for the Picture, as amended from time to time, attached hereto as Exhibit 1, and made a part of this Agreement by this reference.  The Contracting Parties acknowledge and understand that final cash spend for the production of the Picture may differ from the budget initially attached hereto as Exhibit 1, based upon Global’s financing arrangements and other structuring terms.  Based upon production requirements and the terms of financing for the Picture, Global shall have final decision making authority pertaining to facilities, production crew and shooting location except as noted below.

5.  The Contracting Parties shall provide consultative and administrative services to each other as needed in a timely manner during the pre-production, production and post production of the Picture, including the selection of the Production Crew to enlist the Production Crew’s support and participation for the purpose of making and exploiting the co-production of the Picture.

6.  Global agrees to pay MPH the aggregate sum of $25,000 as total consideration for the purchase of the Screenplay (“Purchase Price”), of which the sum of $15,000 shall be payable within 5 business days from the execution of this Agreement by all parties (the “Effective Date”), and the balance of $10,000 shall be payable one year from the Effective Date, or upon delivery of the Picture for distribution and/or exhibition, which ever first occurs. In the event that Global has not commenced principal photography of the Picture (as that term is defined in the movie industry) within one year from the Effective Date, then Global shall have the option to extend the final payment due for the Screenplay for a period of one additional year (i.e., the second anniversary of the Effective Date) upon payment to MPH of $5,000 as consideration for said extension. In the event that Global does not exercise such option to extend the balance of the payment due for the Screenplay, then all rights to the Screenplay shall revert to MPH, no further payments shall be due to any party and this Agreement shall be terminated.

In the event the final cash spend for the production of the Picture exceeds $1,000,000, the  Purchase Price for the Screenplay shall be adjusted in order that the adjusted Purchase Price will be two and one half (2.5%) percent of the actual cash spend for the production of the Picture; provided, however, that in no event shall the adjusted Purchase Price exceed $50,000.  Further, any additional amounts due to MPH hereunder as a result of any such upward adjustment of the Purchase Price shall be due and payable to MPH, as if to a third party, from Net Profits of the Picture after Recoupable Amounts have been paid (as such terms are defined herein).

7.  If the Picture is produced, John Huckert will render his personal services as Director of the Picture in consideration of an all inclusive fee of $25,000; John Matkowsky will render his personal services as Director of Photography in consideration of an all inclusive fee of $25,000; and Noel Palomaria will perform in a starring role in the Picture, tentatively as Jesse Ansell, in exchange for an all inclusive fee to be negotiated in good faith between the Contracting Parties, not to exceed SAG guidelines considering the cost of the Picture.  Payment of the foregoing fees are subject to each individual’s availability, and shall be payable as follows: (i) $10,000 upon commencement of principle photography of the Picture, (ii) $7,500 upon completion of principle photography, and (iii) $7,500 upon delivery of the Picture for distribution and/or exhibition.  Further, the foregoing $25,000 all inclusive fees payable to Messrs. Huckert and Makowsky hereunder, shall be adjusted upwards in the same manner as the adjustment to the Purchase Price under Section 6, in the event the final cash spend for the production of the Picture exceeds $1,000,000; provided, however, that the aggregate fee payable to each of the foregoing individuals shall not exceed $50,000 under any circumstances. The additional amount of any upward adjustment due under this Section shall be payable to the appropriate individuals, as if to a third party, from Net Profits of the Picture after Recoupable Amounts. Provided that Messrs. Huckert and Matkowsky satisfactorily render their respective services as Director of Picture and Director of Photography, each shall receive an on screen credit on a separate card and such credit shall be given in paid ads and in the billing block for the Picture wherever credits for the Picture appear.

8.  Global’s subsidiary, Global Universal Film Group, shall be appointed as Sales Agent for the Picture, pursuant to the terms of a separate agreement containing provisions that are customary and reasonable in the motion picture industry.  Global’s subsidiary shall use its best efforts to exploit the rights for the Picture in all markets and media forms worldwide, including but not limited to theatrical, broadcast, cable, television, home video and Internet marketing and exhibition, in a manner that will maximize the monetary return derived from the Picture and all ancillary rights.

9. The Contracting Parties shall be the joint holders of the Copyright, which shall be administered by Global.

10. The rights to any sequels or additional feature-length motion pictures, TV series, webcasts, video games, etc. will be negotiated in good faith with MPH retaining all rights and Global having the right of first refusal upon similar terms and conditions.

11. Global will have the right to mandate final decisions on all key positions other than Director and Director of Photography, and actors to portray the various roles in the Picture.  During the pre-production, principal photography and post production phases of the Picture, Global will be vested with exclusive rights to film and/or record Huckert, Matkowsky and Palomaria, or utilize their respective likeness, as required for purposes of making any behind the scenes footage and/or documentary "making of" the Picture. MPH acknowledges and represents that any and all previous producer or production agreements involving MPH which relate in any fashion to the Screenplay and/or the Picture are null and void and covenants that it will fully indemnify Global against any action, cost or liability whatsoever, including reasonable fees associated with any such threatened or actual litigation.  MPH further acknowledges and represents that there are no conflicts and/or any past, present or future obligations with any third parties in connection with MPH's execution of this Agreement.  Remedy for any such prior agreements, written or oral, shall be the sole responsibility of MPH and its individuals. Global’s share of profits, compensation or other funds derived from the Picture shall not in any way be infringed upon to remedy any such prior agreement(s) entered into by, or involving MPH, or any of MPH's individuals, members and/or affiliates.  MPH agrees not to enter into any other agreements of any kind relating to the Screenplay and/or the Picture, or production thereof, directly or indirectly for the term of this Agreement or until the Picture is made and released, that such agreements would in any way infringe upon, pertain to the same or similar subject matter and/or compete with the Picture or impair the economic performance of the Picture.  MPH further agrees to make available to Global sufficient material pertaining to notes, pictures, former interviews, news footage, former documentary footage and reasonable access to Matowsky’s Home in Glassell Park for the purpose of completing production, marketing and/or promoting the Picture.  With regard to aforementioned pictures, MPH has the right of privacy to retain certain photographs at MPH’s discretion and to withhold these photographs from Global on a reasonable basis. Global acknowledges that not all material made available by MPH may be used for the purpose of completing the picture, behind the scenes footage and/or documentary “making of” the Picture, or in the marketing and/or promotion of the Picture based upon existing licensing rights and/or pre-existing conditions for use of third party materials.

12. John Huckert will have final authority within reasonable expectations of the Contracting Parties over all artistic elements, including but not limited to the Screenplay, cast, editing and music. Elsewhere, the Contracting Parties have 50-50 equal say over all other decisions in the production of the Picture.  In the event of an impasse between the parties, the deciding factors will influence the final say, with the final decision being made with the following specifics: Anything on-set or on-screen will be decided by MPH. Anything behind the scenes, office or financially related will be decided by Global. The Contracting Parties shall jointly have the power to approve location filming. Both Contracting Parties agree to always use best efforts to reach an agreement rising out of any conflicts normally associated with any production.  Notwithstanding any language in this Agreement to the contrary, should any impasse arise which cannot be resolved and the impasse will have a detrimental impact upon the budget, financing, distribution and/or economic prospects of the Picture in the opinion of Global, Global will have the right to assert final authority and decide final outcome of any such issues causing the impasse.

13. This Agreement pertains only to the Screenplay, the Picture and production thereof. All other matters associated with the actual house (including, but not limited to existing footage, Polaroids, future video or audio communications, etc.) shall remain the property of MPH. Any sharing and/or licensing and/or use of this existing footage, etc. is at the sole discretion of MPH except as set forth in Section 12 above. Furthermore, should any separate feature-length documentary be made from existing footage, etc., it is agreed it will not be released publicly until after the release of the Picture entitled SEEING THINGS, unless agreed to by both parties for publicity purposes for SEEING THINGS. In other words, there will be no conflicting/confusing release of a documentary about the house unless it is deemed beneficial to the theatrical SEEING THINGS release and is requested and/or agreed upon by both Contracting Parties. Subsequently, should a “making of” documentary be made in reference to the theatrical SEEING THINGS with comparisons to the real-life story, MPH (specifically John Matkowsky, Noel Palomaria and John Huckert) agree to be interviewed, which may, if requested, be conducted at Matkowsy’s Home in Glassell Park. MPH also agrees to provide/license actual existing video footage taken at the house (at MPH’s discretion) for inclusion in the “making of” video. This will be done in good faith.

14. If the Picture is produced, both Contracting Parties shall equally share in the Net Profits as follows:

After any and all Recoupable Amounts (as defined herein), second position payments will go to all third parties including but not limited to any deferments (such as is stated in #7 above) which shall be determined by Global in mutual agreement with MPH. Net Profits participants, including the Investors/Financiers and any third parties being paid shares of Net Profits on the Picture, shall be determined by Global in mutual agreement with MPH. After Recoupable Amounts, and any third party payments have been satisfied, third position payments will be made to Investor/Financiers to fulfill profit requirements with remaining Net Profits to be shared one half to Global and one half to MPH in fourth position.

15. The MPH shall have the right to inspect the books and records maintained by Global at all times upon reasonable notice at the MPH request. Global shall retain the services of an auditing firm, approved by the State issuing any tax incentives, or other proper Public Accountant to prepare an annual financial report for all expenditures and revenues derived from the Picture. In addition, Global shall provide the Contracting Parties with quarterly accounting statements from any monies received from the Picture after distribution commences.

16.  All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by if sent by email with reply acknowledgement of said email, if sent by facsimile transmission with signed return acknowledgment; and provided that if sent by facsimile transmission, a copy is also sent by certified mail, return receipt requested, postage prepaid, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date of deposit in the mails if being sent by certified mail, return receipt requested, postage prepaid, to the Party for whom intended to the following addresses:

Global:	Global Universal Entertainment, Inc.
Raleigh Studios Lot
650 N. Bronson Avenue, Suite B-116
Los Angeles, CA 90004
Attn.: Gary Rasmussen
GR@globaluniversal.com
Fax: 818-827-0900

MPH:	MPH Productions
3231 Future Street
Los Angeles, CA 90065
Attn: John Huckert
mphproductions@mac.com
Fax: 323-223-6867

Wherefore, by the signature and delivery of a signed copy hereof by each of the Parties to the other, this instrument shall serve as the agreement of the parties, binding upon them and their respective heirs, successors in interest and permitted assigns.

AGREED & ACCEPTED:

Global:
Global Entertainment Holdings, Inc.

By:  /s/ Gary Rasmussen                                                                                                                       Dated: June 10, 2010
Gary Rasmussen, CEO

MPH:
Messrs. Huckert, Matkowsky & Palomaria, as individuals and
doing business as MPH Productions

By: /s/ John Huckert                                                                                                                              Dated: June 7, 2010
John Huckert

By: /s/ John Matkowsky                                                                                                                      Dated: June 7, 2010
John Matkowsky

 By: /s/ Noel Palomaria                                                                                                                          Dated: June 7, 2010
Noel Palomaria